Exhibit 99.1

Contact: Laurence P. Birch
Chief Financial Officer & Interim CEO
847-229-2222

Aksys Receives FDA Warning Letter
Company Will Respond in an Expeditious Manner

Lincolnshire, IL – June 20, 2006 – Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today announced that it received a warning letter dated June 8, 2006 from the United States Food and Drug Administration (FDA).

The letter references the marketing of the Company’s Personal Hemodialysis (PHD®) System with a modified treatment length that exceeds the treatment length provided in the Company’s premarket 510(k) notification for the PHD System, which was cleared by the FDA on March 26, 2002. Aksys is committed to working cooperatively and expeditiously with the FDA in order to resolve the matters raised in the FDA letter and is undertaking a review of other modifications made to the PHD System since March 2002 in light of this letter.

The Company expects that the letter will be publicly available within a few days on the FDA’s website at http://www.fda.gov/foi/warning.htm.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company's lead product, the PHD(R) System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: http://www.aksys.com/.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. These statements include, without limitation, statements relating to the resolution of the matters raised in the FDA’s warning letter to us. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) risks relating to our ability comply with regulatory clearances and approvals required to manufacture, market and sell the PHD System, and the potential adverse impact on our company of failing to maintain or obtain any such clearances and approvals; (iv) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (v) risks related to uncertain unit pricing and product cost, which may not be at levels that permit us to be profitable; (vi) risks related to quality control issues and consistency of service applicable to the PHD System; (vii) market, regulatory reimbursement and competitive conditions; (viii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (ix) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (x) changes in QSR requirements; (xi) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates; (xii) risks related to our new POD strategy and focused resource allocation; and (xiii) other factors detailed in our filings with the SEC, including our recent filings on Forms 10-K, 10-Q and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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